SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 4, 2009

Date of Report (Date of earliest event reported)

Endurance Specialty Holdings Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	1-31599	98-032908
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(Address of principal executive offices, including zip code)

(441) 278-0440

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On April 28, 2009, Endurance Specialty Holdings Ltd., a Bermuda company (the “Company”), entered into amended and restated employment agreements with certain of its executives officers, including certain of the Company’s Named Executive Officers. A copy of the form of amended and restated employment agreement (the “Amended Employment Agreement”) is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Each Amended Employment Agreement is substantially the same as the employment agreement it replaces, with the sole changes being to update the nomenclature utilized in each Amended Employment Agreement and to revise the related indemnification agreement to conform to current Bermuda law and the Company’s current Bye-Laws.

Each Amended Employment Agreement is for a one year term, followed by automatic one-year renewals unless notice of separation from service is provided by the Company or the executive at least 90 days prior to the end of the term. Each Amended Employment Agreement specifies for the executive an annual base salary, subject to increase in the discretion of the Board of Directors of the Company. Each Amended Employment Agreement also provides the executive with the opportunity to earn annual cash incentive compensation and long-term incentive compensation, each payable at the discretion of the Board of Directors of the Company. For expatriate executives, the Amended Employment Agreement provides for reimbursement for housing and travel expenses, as well as a gross-up on U.S. taxes arising from the housing and travel expense reimbursements.

Under each Amended Employment Agreement, the Company may separate an executive’s service from the Company as a result of disability, for cause or without cause. An executive may separate his or her service from the Company at any time, with or without good reason. An executive’s service from the Company will automatically be severed upon the executive’s death.

Under each Amended Employment Agreement, in the event of separation of an executive’s service from the Company, the executive will be entitled to severance which, depending upon the circumstances of the executive’s separation, may include accrued base salary through the date of separation, earned and unpaid annual incentive compensation, one year of additional base salary, additional annual incentive compensation, a continuation of medical and life insurance benefits for up to one year, accrued and unpaid vacation days, reimbursement of business, tax preparation and housing expenses and other employee benefits to which employees of the Company are generally entitled.

Under each Amended Employment Agreement, the executive is subject to non-competition and non-solicitation provisions for a period of six months after separation from service and ongoing confidentiality, intellectual property and non-disparagement requirements.

Concurrent with the execution of each Amended Employment Agreement, the Company entered into new indemnification agreements with those executive officers entering into Amended Employment Agreements. A copy of the new form of indemnification agreement (the

“Indemnification Agreement”) is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Each Indemnification Agreement provides that the Company will indemnify the executive to the full extent permitted by Bermuda law. In addition, each Indemnification Agreement provides for the reimbursement by the Company of an executive’s expenses related to the defense of claims arising from the executive’s services as a director, officer, employee, agent or fiduciary of the Company. In the event indemnification is unavailable to an executive, each Indemnification Agreement specifies contribution. Under each Indemnification Agreement, an executive’s right to indemnification is terminated in the event the claim arises from the executive’s fraud or dishonesty in relation to the Company. In addition, an executive’s right of indemnification is limited where payment is to be made from another source, where indemnification is prohibited by law or where the claim arises as a result of liability under Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended.

The Indemnification Agreement also specifies the minimum levels of directors’ and officers’ liability insurance to be purchased by the Company, the procedure for the determination of an executive’s entitlement to indemnification by the Company and the procedures to be followed in connection with the defense of third party claims subject to indemnification.

The foregoing summaries of the Amended Employment Agreement and the Indemnification Agreement do not purport to be complete and are qualified in their entirety by reference to the Amended Employment Agreement and Indemnification Agreement attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) The description of the Amended Employment Agreement and Indemnification Agreement set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Form of Amended and Restated Employment Agreement.
10.2	Form of Indemnification Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 4, 2009

By:	/s/ John V. Del Col
Name:	John V. Del Col
Title:	General Counsel & Secretary

Exhibit Index

Exhibit No.	Description

10.1	Form of Amended and Restated Employment Agreement.
10.2	Form of Indemnification Agreement